As filed with the Securities and Exchange Commission on July 9, 2004

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Zale Corporation

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-0675400 (I.R.S. Employer Identification No.)

901 West Walnut Hill Lane Irving, Texas (Address of principal executive offices)	75038-1003 (Zip Code)

Zale Corporation 2003 Stock Incentive Plan
(Full title of the plan)

Hilary Molay
Vice President, General Counsel and Secretary
Zale Corporation
901 West Walnut Hill Lane
Irving, Texas 75038-1003
(972) 580-4000
(Name, address and telephone number, including area code, of agent for service)

With a Copy To:

W. Brinkley Dickerson, Jr.
Troutman Sanders LLP
600 Peachtree Street, N.E.
Suite 5200
Atlanta, Georgia 30308
(404) 885-3822

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of each class of	Amount to be	offering price per	maximum aggregate	Amount of
securities to be registered	registered(1)	share (2)	offering price (2)	registration fee
Common Stock, par value $.01 per share	6,000,000 shares	$26.08	$156,480,000	$19,827

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Zale Corporation 2003 Stock Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of $25.78 and $26.38 per share for the Common Stock as reported on the New York Stock Exchange on July 6, 2004.

Part I — Information Required in the Section 10(a) Prospectus
Part II — Information Required in the Registration Statement
SIGNATURES
INDEX TO EXHIBITS
EX-5.1 OPINION OF TROUTMAN SANDERS LLP
EX-23.1 CONSENT OF KPMG LLP

Part I — Information Required in the Section 10(a) Prospectus

     The documents constituting Part I of this Registration Statement have been or will be sent or given to participants in the Zale Corporation 2003 Stock Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

     Upon written or oral request, Zale Corporation, a Delaware corporation (the “Company”), will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Company also will provide without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above mentioned information should be directed to Zale Corporation, 901 West Walnut Hill Lane, Irving, Texas 75038-1003, Attention: General Counsel.

Part II — Information Required in the Registration Statement

Item 3.     Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement as of their respective dates of filing:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003;

(b)	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2003, January 31, 2004 and April 30, 2004; and

(c)	the description of the Company’s capital stock contained in the Company’s Registration Statement on Form 8-A/A filed with the Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 16, 1993, including any amendments or reports filed for the purpose of updating such description.

     All documents filed subsequent to the date of this Registration Statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters any securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be part hereof from their respective dates of filing.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

     Not Applicable.

Item 5.     Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.     Indemnification of Directors and Officers.

     The Company’s Restated Certificate of Incorporation provides that the Company shall indemnify any person serving as its director or officer, or in a similar capacity with another entity at its request, from any liability arising for any acts or omissions occurring after July 21, 1993 that such person incurs with respect to any threatened, pending, or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative) so long as such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company. With respect to any criminal action or proceeding, however, the person must have had reasonable cause to believe that his or her conduct was lawful. If a court of competent jurisdiction, after exhaustion of all appeals therefrom, adjudges such person to be liable to the Company or such person agrees to pay amounts in settlement to the Company, the Company may indemnify such person for such claim only if the court approves such indemnification.

     The Company has entered into Indemnification Agreements (the “Indemnification Agreements”) with its existing and certain former directors agreeing to indemnify such persons against expenses, judgments, funds and amounts paid in settlement incurred in connection with any threatened, pending or completed action, suit or proceeding in which the director was or is threatened to be made a party by reason of his service as a director, officer, employee, or agent of the Company subsequent to July 21, 1993 provided that the director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Company, and with respect to any criminal action or proceeding, provided he or she had reasonable cause to believe his or her actions were lawful. Each Indemnification Agreement further provides for the indemnification of any director against all expenses incurred in the successful defense of any proceeding, whether on the merits or otherwise. Each Indemnification Agreement provides as set forth the methodology for the determination of the right of indemnification and provisions for the advancement of expenses incurred in defending any proceeding.

Item 7.     Exemption from Registration Claimed.

     Not Applicable.

Item 8.     Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2001, File No. 1-04129)

4.2	Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2000, File No. 1-04129)

Exhibit No.	Description
4.3	Revolving Credit Agreement, dated as of July 23, 2003 (incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003, File No. 1-04129)

4.4	Security Agreement of Revolving Credit Agreement, dated as of July 23, 2003 (incorporated by reference to Exhibit 4.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003, File No. 1-04129)

5.1	Opinion of Troutman Sanders LLP

23.1	Consent of KPMG LLP

23.2	Consent of Troutman Sanders LLP (contained in its Opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (contained on the signature page)

99.1	Zale Corporation 2003 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2003, File No. 1-04129)

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of any offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 2nd day of July, 2004.

ZALE CORPORATION
By:	/s/ Mary L. Forté
Mary L. Forté
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mary L. Forté and Sue E. Gove, and each of them (with full power in each to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ Mary L. Forté Mary L. Forté	President and Chief Executive Officer and Director (principal executive officer)	July 2, 2004

/s/ Mark R. Lenz Mark R. Lenz	Group Senior Vice President and Chief Financial Officer (principal financial officer)	July 2, 2004

/s/ Cynthia T. Gordon Cynthia T. Gordon	Senior Vice President and Controller (principal accounting officer)	July 2, 2004

/s/ Robert J. DiNicola Robert J. DiNicola	Chairman of the Board	July 2, 2004

/s/ J. Glen Adams J. Glen Adams	Director	July 2, 2004

/s/ A. David Brown A. David Brown	Director	July 2, 2004

Signature	Title	Date

/s/ Mary E. Burton Mary E. Burton	Director	July 2, 2004

/s/ Peter P. Copses Peter P. Copses	Director	July 2, 2004

/s/ John B. Lowe, Jr. John B. Lowe, Jr.	Director	July 2, 2004

/s/ Richard C. Marcus Richard C. Marcus	Director	July 2, 2004

/s/ David M. Szymanski David M. Szymanski	Director	July 2, 2004

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Troutman Sanders LLP

23.1	Consent of KPMG LLP